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                        Filing Pursuant to Rule 424(b)(3)
                      Registration Statement No. 333-32306



                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 21, 2000)

                                2,517,647 shares

                                  Viragen, Inc.

                                  Common Stock

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         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         INVESTING IN VIRAGEN, INC. COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF OUR PROSPECTUS DATED MARCH 21, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

         We are offering an aggregate $3,000,000 of our common stock to Ladenburg Thalmann & Co. Inc. under the terms of this prospectus supplement. The common stock will be purchased at negotiated purchase prices during the pricing period beginning on August 6, 2001 and ending on the close of business 45 trading days later. This transaction will be settled in one or more installments during this period. The transaction provides for a minimum of $200,000 to be settled every three trading days. Ladenburg Thalmann has the option to purchase more than the minimum during any settlement period, up to the total of $3,000,000. The purchase price for each settlement will be 85% of the daily volume weighted average price of our common stock, during the respective settlement period. The maximum number of shares issuable under this transaction will be 2,352,941 common shares. Ladenburg Thalmann may sell the shares on the American Stock Exchange at prices available in the market or directly to purchasers at negotiated prices. In addition, we will pay $60,000 to Thomas Systems, Inc., as finder in connection with this transaction. We will also issue Ladenburg Thalmann a three (3) year warrant to purchase up to a maximum of 164,706 shares of our common stock. The exercise price on these warrants will be 110% of the volume weighted average price of our common stock during each settlement period. We will not pay any other compensation in conjunction with this sale of our common stock in addition to the arrangements discussed in our prospectus dated March 21, 2000. We have agreed to indemnify the placement agent against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

         The proceeds to us from this offering will be $3,000,000. We plan to use the proceeds for general corporate purposes, including:



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         o        funding of clinical trials of our Omniferon(TM) product;

         o funding collaborative research projects for the development of new technologies;

         o        financing capital expenditures; and

         o        working capital.

         Pending use of the proceeds for any of these purposes, we may invest the proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

         On August 6, 2001, the last reported sales price of our common shares on the American Stock Exchange was $1.76 per share. Our common stock began trading under the symbol "VRA" on April 17, 2000, on the American Stock Exchange.

         As of August 6, 2001, and before the issuance of shares pursuant to this prospectus supplement, we had 99,483,897 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in this supplemental prospectus that are not purely historical are forward-looking statements within in the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These include statements regarding Viragen's expectations, hopes, intentions, beliefs, or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability, and anticipated expense levels, including expected product clinical trial commencement dates, product introductions, expected research and development expenditures and related anticipated costs. All forward-looking statements included in this document or documents incorporated by reference are based on information available on this date, and we assume no obligation to update any of our forward-looking statements. You should note that actual results could differ materially from those contained in forward-looking statements. Among the factors that may cause our actual results to differ materially are the risks discussed in the "Risk Factors" section included in the related prospectus.
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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this prospectus supplement is August 7, 2001.




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                               TABLE OF CONTENTS

                                                                   PAGE
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PROSPECTUS SUPPLEMENT

Plan of Distribution ...........................................      1
Use of Proceeds.................................................      1
Market for our Common Stock ....................................      2
General ........................................................      2
Disclosure Regarding Forward-Looking
  Statements....................................................      2









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